Exhibit 99.1

NEWS RELEASE

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, September 16, 2009

APOGEE REPORTS STRONG SECOND QUARTER EARNINGS

IN DIFFICULT MARKET CONDITIONS; QUARTERLY CASH FLOW POSITIVE

MINNEAPOLIS, MN (September 16, 2009) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2010 second quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY10 SECOND QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $187.4 million were down 23 percent.

•	Operating income was $17.9 million, down 5 percent.

•	Operating margin was 9.5 percent, compared to 7.7 percent.

•	Earnings from continuing operations were $0.46 per share versus $0.43 per share.

•	A lower tax rate contributed $0.03 per share.

•	Architectural segment revenues declined 25 percent, while operating income decreased 2 percent.

•	Backlog ended at $295.0 million, compared to $310.0 million at the end of the first quarter and $316.2 million at the end of fiscal 2009.

•	Large-scale optical segment revenues increased 3 percent, and operating income increased 11 percent.

•	Cash and short-term investments totaled $52.3 million, compared to $30.8 million at the end of the first quarter and $5.5 million in the prior-year period.

•	Net earnings were $0.47 per share, compared to $0.43 per share.

•	There were discontinued operations earnings of $0.01 per share in the current period from favorable resolution of an outstanding claim.

Commentary

“Apogee achieved strong operating performance and exceeded prior-year earnings per share on revenues that were down consistent with the decline in the commercial construction market, which continues to be impacted by tight commercial real estate credit and decreasing employment levels,” said Russell Huffer, Apogee chairman and chief executive officer. “As we executed work largely bid in stronger markets, we operated well, improved productivity, managed costs and generated cash.

Apogee Enterprises, Inc.

“It is also positive that our architectural segment backlog was down only slightly compared to the previous two quarters,” said Huffer. “In addition, our picture framing business performed well, growing revenues and operating income in the quarter as it continues to convert customers to our best value-added framing products.

“Our second-quarter performance shows our agility in adapting to the downturn as well as our ability to operate through a commercial construction cycle,” he said. “Although future periods will be impacted by the construction slowdown, we are in a strong financial position – we have a healthy balance sheet and are generating positive cash flow.”

FY10 SECOND-QUARTER SEGMENT AND OPERATING HIGHLIGHTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $170.6 million were down 25 percent.

•	Architectural glass and installation revenues declined in line with the commercial construction market.

•	Operating income was $14.9 million, down 2 percent.

•	Operating margin was 8.7 percent, compared to 6.7 percent.

•

Higher pricing on projects bid in stronger markets, solid project execution, productivity improvements, cost reductions and some favorable material costs contributed to the operating margin improvement.

•	The prior-year period was impacted by operating challenges in the architectural glass business which led to high labor costs.

•	Backlog declined less than 5 percent to $295.0 million, compared to $310.0 million at the end of the first quarter; it was down 34 percent from $446.7 million in the prior-year period.

•	As work on existing backlog is completed, slower bid-to-award timing continued to impact backlog levels, despite steady bidding activity.

•	The institutional sector is now more than half of the backlog, office projects about a quarter, and condo and hotel/entertainment the remaining portion of future work.

•	Approximately $171 million, or 58 percent, of the backlog is expected to be delivered in fiscal 2010, and approximately $124 million, or 42 percent, in fiscal 2011 and 2012.

Large-Scale Optical Technologies

•	Revenues of $16.8 million increased 3 percent.

•	Operating income was $3.9 million, up 11 percent.

•	Operating margin was 22.9 percent, compared to 21.3 percent.

•	The increase in operating income was the result of a strong mix of our best value-added products.

Financial Condition

•	Long-term debt was $8.4 million, equal to the fiscal 2009 year-end level and down from $63.7 million in the prior-year period.

•	$8.4 million in low-interest industrial revenue bonds is reflected in each of these debt levels.

•

Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $48.5 million, compared to $44.3 million at the end of fiscal 2009 and $72.8 million in the prior-year period.

Apogee Enterprises, Inc.

•	Capital expenditures year-to-date were $5.9 million, down 85 percent from the prior-year period. Key strategic investments to support future growth were completed last year.

•	Depreciation and amortization year-to-date were $14.8 million, up 11 percent from the prior-year period.

OUTLOOK

“Our solid performance to date in these challenging economic times supports our outlook for continued profitability,” Huffer said. “For fiscal 2010, we continue to expect a mid-single digit operating margin on revenues that we anticipate will be down 20 to 25 percent as project timing for new orders has shifted into fiscal 2011. We had previously anticipated fiscal 2010 revenues would decline at least 15 percent.” He added that the large-scale optical segment is expected to continue converting customers to higher value-added products.

“Since Apogee is a late cycle commercial construction company and our markets have yet to show signs of a rebound, we expect that fiscal 2011 will be tougher than the current year,” he said. “We are seeing some success in filling in backlog for fiscal 2011, and believe we are well positioned financially and in the marketplace, especially with our leading green, energy-efficient building products.

“We are seeing early success in pursuing work in underserved, shorter-lead time architectural glass markets, including smaller and international projects, which is benefitting fiscal 2010, and have won a few stimulus projects incorporating our energy-efficient products and services, although most of this work is scheduled for fiscal 2011,” said Huffer.

“To manage through the downturn, we have reduced costs more than $45 million on an annualized basis since last October and continue to evaluate further reductions in headcount and discretionary spending; we are also working continuously on productivity improvements,” he said. “Our balance sheet remains strong, and we expect to generate positive cash flow throughout fiscal 2010.

“We have good architectural businesses with strong brands and operations that are positioned to serve the growing interest in green, energy-efficient commercial buildings,” he said. “Apogee will be well positioned when commercial construction markets improve – we have people and capacities in place to profitably grow for several years.”

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental

Apogee Enterprises, Inc.

regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 9:30 a.m. Central Time tomorrow, September 17. To participate in the teleconference, call 1-866-700-6293 toll free or 617-213-8835 international, access code 83943292. The replay will be available from noon Central Time on September 17 through midnight Central Time on Thursday, September 24, by calling 1-888-286-8010 toll free, access code 75894610. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended August 29, 2009	Thirteen Weeks Ended August 30, 2008	% Change	Twenty-six Weeks Ended August 29, 2009	Twenty-six Weeks Ended August 30, 2008	% Change

Net sales	$187,442	$244,970	-23%	$368,292	$483,439	-24%
Cost of goods sold	138,904	196,433	-29%	278,312	385,904	-28%

Gross profit	48,538	48,537	0%	89,980	97,535	-8%
Selling, general and administrative expenses	30,672	29,740	3%	60,424	62,104	-3%

Operating income	17,866	18,797	-5%	29,556	35,431	-17%
Interest income	213	232	-8%	443	470	-6%
Interest expense	140	334	-58%	313	826	-62%
Other income, net	72	50	44%	102	121	-16%
Equity in income (loss) of affiliated companies	—	293	-100%	—	(86)	N/M

Earnings from continuing operations before income taxes	18,011	19,038	-5%	29,788	35,110	-15%
Income taxes	5,322	6,747	-21%	9,579	12,540	-24%

Earnings from continuing operations	12,689	12,291	3%	20,209	22,570	-10%
Earnings (loss) from discontinued operations	334	(74)	N/M	335	(151)	N/M

Net earnings	$13,023	$12,217	7%	$20,544	$22,419	-8%

Earnings per share - basic:
Earnings from continuing operations	$0.46	$0.44	5%	$0.74	$0.80	-8%
Earnings from discontinued operations	$0.02	$—	N/M	$0.01	$—	N/M
Net earnings	$0.48	$0.44	9%	$0.75	$0.80	-6%

Average common shares outstanding	27,346,717	27,992,112	-2%	27,367,715	28,102,744	-3%

Earnings per share - diluted:
Earnings from continuing operations	$0.46	$0.43	7%	$0.73	$0.79	-8%
Earnings from discontinued operations	$0.01	$—	N/M	$0.01	$—	N/M
Net earnings	$0.47	$0.43	9%	$0.74	$0.79	-6%

Average common and common equivalent shares outstanding	27,584,679	28,441,027	-3%	27,617,103	28,605,782	-3%

Cash dividends per common share	$0.0815	$0.0740	10%	$0.1630	$0.1480	10%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended August 29, 2009	Thirteen Weeks Ended August 30, 2008	% Change	Twenty-six Weeks Ended August 29, 2009	Twenty-six Weeks Ended August 30, 2008	% Change
Sales
Architectural	$170,593	$228,631	-25%	$337,294	$449,351	-25%
Large-Scale Optical	16,849	16,340	3%	31,004	34,089	-9%
Eliminations	—	(1)	N/M	(6)	(1)	-500%

Total	$187,442	$244,970	-23%	$368,292	$483,439	-24%

Operating income (loss)
Architectural	$14,879	$15,246	-2%	$25,635	$30,089	-15%
Large-Scale Optical	3,864	3,475	11%	5,847	6,746	-13%
Corporate and other	(877)	76	N/M	(1,926)	(1,404)	-37%

Total	$17,866	$18,797	-5%	$29,556	$35,431	-17%

Consolidated Condensed Balance Sheets (Unaudited)

	August 29, 2009	Feb. 28, 2009
Assets
Current assets	$243,315	$228,688
Net property, plant and equipment	195,884	203,514
Other assets	90,735	95,482

Total assets	$529,934	$527,684

Liabilities and shareholders’ equity
Current liabilities	$142,492	$157,292
Long-term debt	8,400	8,400
Other liabilities	45,685	45,368
Shareholders’ equity	333,357	316,624

Total liabilities and shareholders’ equity	$529,934	$527,684

N/M = Not meaningful

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Twenty-six Weeks Ended August 29, 2009	Twenty-six Weeks Ended August 30, 2008

Net earnings	$20,544	$22,419
Net (earnings) loss from discontinued operations	(335)	151
Depreciation and amortization	14,818	13,305
Stock-based compensation	1,727	3,522
Results from equity investments	—	86
Other, net	606	(1,049)
Changes in operating assets and liabilities	(4,012)	1,047

Net cash provided by continuing operating activities	33,348	39,481

Capital expenditures and acquisition of intangible assets	(5,923)	(39,235)
Proceeds on sale of property	27	84
Acquisition of businesses, net of cash acquired	—	(24)
Net (purchases) sales of short-term investments and marketable securities	(4,734)	1,141

Net cash used in investing activities	(10,630)	(38,034)

Net proceeds from long-term debt and revolving credit agreement	—	5,500
Stock issued to employees, net of shares withheld	(1,081)	(2,363)
Repurchase and retirement of common stock	—	(8,060)
Dividends paid	(4,552)	(4,246)
Other, net	62	1,219

Net cash used in financing activities	(5,571)	(7,950)

Cash provided by (used in) discontinued operations	221	(231)

Increase (decrease) in cash and cash equivalents	17,368	(6,734)
Cash and cash equivalents at beginning of year	12,994	12,264

Cash and cash equivalents at end of period	$30,362	$5,530